Exhibit 99.1

XELR8 HOLDINGS ACHIEVES 86% DISTRIBUTOR GROWTH IN 2005

Month-Over-Month Numbers Hold Strong Despite Historical Trend That Typically

Impacts Direct Selling Companies In Holiday Period

Denver, CO — (PR NEWSWIRE) – January 23, 2006 – VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc. (AMEX:PRH), a provider of nutritional foods, beverages and supplements, today reported that as of December 31, 2005, the number of distributors in the Company’s direct selling network reflected annual growth of 86%, increasing to 1,826 from 981 in 2004.  In addition, XELR8 noted that the holiday fall-off of distributors typically experienced by direct selling companies during the months of November and December had little impact on the Company in 2005.  As previously reported, distributor growth in November 2005 over October 2005 reflected a 12% increase; while December 2005 over November 2005 numbers showed a modest 1% decline.

Doug Ridley, President of XELR8 Holdings, noted, “We are very pleased with the strength we are seeing in our distributor network — particularly over what is traditionally the very slow and unproductive holiday period.  This speaks volumes about the success of our recruiting initiatives and our popular product mix.  XELR8 plans to continue executing our aggressive marketing plans for the first quarter of 2006, marked by a series of local and regional distributor rallies throughout the country, and culminating in our exciting national rally in Las Vegas in early March.”

About XELR8 Holdings, Inc.

VitaCube Systems Holdings, Inc., d/b/a/ XELR8 Holdings, Inc., is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance.  XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle.  XELR8’s commitment to quality, science, and research has earned them a loyal following of over 350 world-class athletes, such as five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; Olympic Medalists Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr.  XELR8 products are only available through independent distributors located throughout the nation.  For more information about XELR8, please visit www.xelr8.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including prospects for XELR8’s distribution network. Actual results may differ from those discussed in such forward-looking statements. These forward looking statements include risks and uncertainties that include the Company’s ability to attract and retain distributors; changes in demand for the Company’s products; changes in the level of operating expenses; changes in general economic conditions that impact consumer behavior and spending; product supply; the availability, amount, and cost of capital for the Company; and the Company’s use of such capital. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004 and all subsequent filings. Certain statements in this release regarding the Company’s agreements are in accordance with the guidelines established by the Federal Trade Commission for endorsements in advertising.

Company Contacts:	VitaCube d/b/a XELR8 Holdings, Inc.	Elite Financial Communications Group, LLC
	Earnest Mathis, CEO	Dodi Handy, President and CEO
	(303) 316-8577, x228	407-585-1080
	emathis@xelr8.com	prh@efcg.net